Exhibit 10.35
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*** Confidential Treatment has been requested for portions of this Exhibit. Confidential portions of this Exhibit are designated by [****]. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.
Cross License Agreement
(the Agreement)
between
Trident Microsystems (Far East) Ltd., Ugland House, South Church Street, Grand Cayman, Cayman Islands, B.W.I.
PURCHASER
and
Micronas GmbH, Hans-Bunte-Strasse 19, 79108 Freiburg im Breisgau, Germany
Micronas
PURCHASER and Micronas each a Party and together the Parties

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Table of Contents

List of Annexes		2
Preamble		3
1.	Definitions	3
2.	License under Pool-Patents	4
3.	License under DRX/FRC/Audio-Patents	5
4.	Infringement, Defence and Maintenance of Licensed Patents	5
5.	Miscellaneous	6
6.	Term and Termination	7
7.	Governing Law and Jurisdiction	7

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List of Annexes

Annex	1.5:	List of DRX/FRC/Audio-Patents
Annex	1.8:	List of Micronas Patent Portfolio
Annex	1.9	List of Pool-Patents
Annex	2:	List of Existing Out-Licensing Agreements
Annex	5.21	Disclosure Annex for Section 5.21
Annex	5.22	Disclosure Annex for Section 5.22

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Preamble
A.	Micronas Semiconductor Holding AG, a Swiss corporation with registered office in Zurich, Switzerland, and PURCHASER have entered into a purchase agreement dated March 31, 2009 under which Micronas Semiconductor Holding AG and its Affiliates sell their frame rate converter (FRC), and audio and demodulator (DRX) product lines and the assets pertaining to them to PURCHASER and its Affiliates, and PURCHASER and its Affiliates acquire, among other assets, ownership rights in patents relating to FRC, Audio and/or DRX technology;

B.	Micronas intends to grant PURCHASER and its Affiliates a license under certain patents which do not exclusively or primarily pertain to FRC, Audio and/or DRX technology, but may cover aspects of FRC, Audio and/or DRX products;

C.	PURCHASER and its Affiliates intend to grant Micronas and its Affiliates a license under the patents assigned to them by execution of the Purchase Agreement, such license permitting Micronas to make, offer and sell any products except, during the three year period defined below, FRC, Audio and/or DRX products.
Now therefore, the Parties agree to the following:
1.	Definitions

1.1	Affiliate: With respect to any Party, any other entity which directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with such Party.

1.2	Audio-Product: Integrated circuit products demodulating audio broadcast IF signals and/or performing audio decoding, audio baseband processing for TVs receiving analogue and/or digital broadcast signals, and integrated circuit products implementing universal serial bus (USB) compliant audio converters (CODEC); provided that, for the avoidance of doubt, the Audio-Product shall include, without limitation, the audio products sold by Micronas and its Affiliates to Logitech International S.A. and its affiliates.

1.3	DRX-Product: Integrated circuit product for demodulation of analogue/digital terrestrial and cable TV signals.

1.4	Effective Date: The effective date of this Agreement is the closing date of the Purchase Agreement.

1.5	DRX/FRC/Audio-Patents: The patents and utility models, irrespective of whether registered or not and including applications for any of such rights, continuations-in-part of said patent applications, and any patents reissuing on any of the patents that are part of Micronas Patent Portfolio and that are exclusively relevant for Audio Products, DRX Products and FRC Products that are listed in Schedule 2.1.1 b)A to the Purchase Agreement and in Annex 1.5 of this Agreement.

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1.6	FRC-Product: Integrated circuit product comprising frame-rate-converter function using motion-estimation, motion-compensation technology for use in consumer TV.

1.7	Licensed Patents: The DRX/FRC/Audio-Patents and the Pool-Patents, any one of these patents a “Licensed Patent”.

1.8	Micronas Patent Portfolio: All patents and utility models irrespective of whether registered or not and including applications for any of such rights that Micronas owns at the date this Agreement is signed. The respective rights are listed in Annex 1.8 of this Agreement for documentation purposes, without this limiting this definition in any way whatsoever.

1.9	Pool-Patents: The patents and patent applications, continuations-in-part of said patent applications, and any patents reissuing on any of the patents that belong to Micronas Patent Portfolio and that are relevant of the DRX-Products, Audio-Products and FRC-Products that are listed in Annex 1.9 of this Agreement.

1.10	Purchase Agreement: The purchase agreement dated March 31, 2009 between Micronas Semiconductor Holding AG and PURCHASER, as amended on May 14, 2009.

2.	License under Pool-Patents
Micronas, on behalf of itself and its Affiliates, grants to PURCHASER a royalty-free, perpetual, irrevocable, fully assignable and transferable and worldwide license under the Pool-Patents including the right to grant sublicenses through multiple tiers, to make (including the right to use any apparatus and practice any method in making), use, import, offer for sale, lease, license, sell and/or otherwise transfer ownership of any FRC-Product, Audio-Product and/or DRX-Product including improvements and modifications thereto. The license will be sole and exclusive for a period of 3 (three) years following the Closing Date as defined in the Purchase Agreement; provided, however, the exclusivity provided in this sentence related to the Pool-Patents shall not apply in connection with the license by Micronas to a third party if both of the following conditions are met: (i) such license is granted in connection with Micronas granting to such third party a license to a substantial part, but at least a majority, of the Micronas Patent Portfolio; and (ii) such third party is not, at the time of such grant to such third party, a direct or indirect competitor of PURCHASER. For purposes of this Section 2, competitors of PURCHASER are companies designing, manufacturing or selling FRC-Products, Audio-Products and/or DRX-Products, or system-on-a-chip products designed for integration into digital televisions. For avoidance of doubt, the grant by Micronas to a third party of a non-exclusive license under the Pool-Patents solely to design, manufacture or sell products with audio capabilities in connection with a sale by Micronas to such third party of its VCT product family in existence as of the date of this Agreement shall not be prohibited under this Section 2, provided that such license shall explicitly prohibit such third party from designing, manufacturing or creating products containing FRC-Product or DRX-Product capabilities (Excluded Capabilities), provided further that such Excluded Capabilities are based partially or wholly on the Pool-Patents. Following the three-year period, the license will be non-exclusive. As of the date hereof, Micronas and its Affiliates have granted certain licenses to third parties relating to DRX/FRC/Audio-Patents (the Existing Out-Licensing

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Agreements). Micronas has made reasonable efforts to locate such Existing Out-Licensing Agreements and listed on Annex 2 those which have been located as of the Effective Date. To the extent that any Existing Out-Licensing Agreement does not exclusively relate to one or more of the DRX/FRC/Audio-Patents or cannot be assumed by PURCHASER for any other reason, the parties agree that such Existing Out-Licensing Agreement shall be deemed to be excluded from the exclusivity provided in this Section 2 and shall not violate the licensing restrictions set forth in Section 3.11 below.
3.	License under DRX/FRC/Audio-Patents

3.11	PURCHASER, on behalf of itself and its Affiliates grants to Micronas a royalty-free, perpetual, irrevocable, non-exclusive, fully assignable and transferable and worldwide license under the DRX/FRC/Audio-Patents including the right to grant sublicenses through multiple tiers, to make (including the right to use any apparatus and practice any method in making), use, import, offer for sale, lease, license, sell and/or otherwise transfer ownership of any product that is not a FRC-Product, Audio-Product or a DRX-Product, or an improvement or modification thereto.

3.12	After a period of 3 (three) years following the Closing Date as defined in the Purchase Agreement, the license granted by PURCHASER to Micronas pursuant to Section 3.1 also extends to FRC-Products, Audio-Products and DRX-Products, and improvement and modifications thereto.

3.13	[****].

4.	Infringement, Defence and Maintenance of Licensed Patents

4.14	Neither Party shall have any obligation hereunder to institute any action or suit against third parties for infringement of any of its Licensed Patents or to defend any action or suit brought by a third party which challenges or concerns the validity of any of its Licensed Patents.

4.15	PURCHASER is entitled to enforce any Pool-Patent in court. Micronas is under an obligation to assist PURCHASER in enforcing any such Pool-Patent and to take all actions that PURCHASER may reasonably request in this regard, provided that PURCHASER reimburses Micronas for the cost incurred, including time spent by Micronas’ officers and/or employees. Should the license granted to PURCHASER not suffice to give PURCHASER sufficient standing to sue, Micronas hereby authorises PURCHASER to enforce such Pool-Patent on its behalf, provided that PURCHASER pays the court fees and the opponent’s legal cost. PURCHASER has to bear all costs associated with enforcing a Pool-Patent and is solely entitled to all damage and similar awards.

4.16	Neither Party, nor any of its Affiliates, is required to file any patent application, or to secure any patent or patent rights, or to maintain any patent in force. However, if a Party decides not to maintain a Licensed Patent, it shall inform the other Party accordingly at least 30 days prior to the latest due date of the maintenance fee(s), offering to assign said Licensed Patent to the other Party. Any official fees payable in

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connection with the assignment shall be borne by the receiving Party. The Licensed Patent is assigned subject to the terms of this Agreement, i.e. following such assignment such Licensed Patent is deemed to be a patent licensed by the receiving Party to the other Party pursuant to Section 2 or 3, as the case may be.

5.	Miscellaneous

5.17	Neither Party shall assign or grant any right under any of its Licensed Patents unless such assignment or grant is made subject to the terms of this Agreement.

5.18	Neither Party makes any representation or warranty, express or implied, nor shall either Party have any liability in respect of any infringement of patents or other rights of third parties due to the other Party’s operation under the license herein granted. This provision does not affect the representations and warranties provided for in the Purchase Agreement or those set forth in Sections 5.19, 5.20, 5.21 and 5.22 in this Agreement.

5.19	The Pool-Patents are in full force and effect and, as far as registration is possible, duly registered and all renewal fees have been fully paid when due in as far as registration is a prerequisite for protection. All rights to Pool-Patents are free and clear of any liens, encumbrances or other third party rights other than non—exclusive licenses or rights of use. No exclusive licenses have been granted for the use of any of the Pool-Patents.

5.20	None of the Pool-Patents and have been unlawfully obtained by Seller (as defined in the Purchase Agreement), the Transferred Companies (as defined in the Purchase Agreement) or the Asset Seller Companies (as defined in the Purchase Agreement). Seller, the Transferred Companies and the Asset Seller Companies have not disclosed and will not disclose the Pool-Patents to any third party, except in the Ordinary Course of Business (as defined in the Purchase Agreement) and on the basis of state-of-the-art non-disclosure agreements.

5.21	Except as disclosed in Annex 5.21, neither the Seller nor the Transferred Companies nor the Asset Seller Companies have received any notice in the last two years prior to the Signing Date (as defined in the Purchase Agreement) from any third party claiming that a product sold and being part of the Product Lines (as defined in the Purchase Agreement) infringes the Intellectual Property (as defined in the Purchase Agreement) of any third party.

5.22	Except as disclosed in Annex 5.22, (i) the Pool-Patents are not subject to any pending or, to Seller’s Knowledge, threatened proceedings for opposition or cancellation, revocation and/or invalidity or any legal proceedings otherwise challenging the use of such Intellectual Property for the Product Lines, and (ii) there are no contractual restrictions materially affecting the use of the Pool-Patents for the Product Lines.

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5.23	Except as provided for otherwise in this agreement or the Purchase Agreement, neither Party makes any representation or warranty, express or implied, concerning the validity and/or enforceability of any of the Licensed Patents.

5.24	Sections 5.17 and 5.18 do not change the obligations, if any, of the Parties under the Purchase Agreement. Micronas’ liability under this agreement is subject to the limitations on Seller’s liability set forth in Section 7.2.1 of the Purchase Agreement.

5.25	No amendment or modification of this Agreement shall be valid or binding upon the Parties unless made in writing and signed. This also applies to changes to this requirement of written form.

5.26	If any section of this Agreement is found by competent authority to be unenforceable in any respect for any reason, the enforceability of such section in every other respect and the remainder of this Agreement shall continue in effect and the unenforceable section shall be replaced by an enforceable section that most closely expresses the economic intent of the Parties.

6.	Term and Termination

6.27	This Agreement shall enter into force on the Effective Date.

6.28	This Agreement shall terminate when no claim of any Licensed Patent is in force in any territory any more.

7.	Governing Law and Jurisdiction

7.29	This Agreement shall be interpreted and enforced in accordance with the laws of Switzerland excluding its choice of law provisions, with exclusion of the Vienna Convention on the International Sale of Goods dated April 11, 1980.

7.30	Any dispute, controversy or claim arising out of or relating to this Agreement or the Transfer Agreements, or the breach, termination or validity thereof, shall be exclusively decided by the Commercial Court of Zurich (Handelsgericht Zurich), Switzerland.

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Place, Date: Freiberg, Germany — 14 May 2009
Micronas GmbH

/s/ MANFRED HÄNER
Manfred Häner
CFO
Place, Date: Santa Clara, California — 14 May 2009
Trident Microsystems (Far East) Ltd.

/s/ SYLVIA SUMMERS COUDER	/s/ PETER J. MANGAN
Sylvia Summers Couder	Peter J. Mangan
Director	President and Director
[Signature Page to Cross License Agreement]